Term sheet No. 315VV To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement VV dated November 8, 2007	Registration Statement No. 333-137902 Dated February 4, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Absolute Return Barrier Securities Linked to the MSCI EAFE® Index due on or about August 10*, 2009

General

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Buffered Absolute Return Barrier Securities linked to the MSCI EAFE® Index due August 10*, 2009 (the “securities”) are designed for investors who seek to profit from a moderate movement in either direction in the MSCI EAFE® Index over the Observation Period and who are willing to forgo coupon payments during the term of the securities and to lose up to 85.00% of their initial investment if the Index declines).

•	Senior unsecured obligations of Deutsche Bank AG due August 10*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about February 8*, 2008 and are expected to settle on or about February 13*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The MSCI EAFE® Index (the “Index”).
Issue Price:	100.00% of the face amount.
Buffer Level:	15.00%, if the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period.
Payment at Maturity:

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Absolute Index Return)
If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity will be calculated as follows:

•       if the Final Level is greater than the Initial Level or if the Final Level declines from the Initial Level but such decline is less than or equal to the Buffer Level, you will receive a cash payment of $1,000 per $1,000 security face amount;

•       if the Final Level is less than the Initial Level by more than the Buffer Level, for every 1.00% that the Final Level is less than the Initial Level by more than the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities. Accordingly, if the Index Return is less than -15.00%, your payment at maturity per $1,000 security face amount will be calculated as follows:

$ 1,000 + ($1,000 x (Index Return + Buffer Level)).

In this case, you will not benefit from the Absolute Index Return and are protected against a loss only to the extent of the Buffer Level. Accordingly, if the Final Level declines from the Initial Level by more than the Buffer Level of 15.00%, you could lose up to $850 per $1,000 face amount of the securities.

Index Return:	Final Level – Initial Level Initial Level
Absolute Index Return:	The absolute value of the Index Return.
Upside Barrier:	29.50%-31.50%. The actual Upside Barrier will be determined on the Trade Date.
Downside Barrier:	29.50%-31.50%. The actual Downside Barrier will be determined on the Trade Date.
Upper Index Barrier:	Initial Level x (1 + Upside Barrier)
Lower Index Barrier:	Initial Level x (1 – Downside Barrier)
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	February 8*, 2008
Final Valuation Date:	August 5*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
Maturity Date:	August 10*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
CUSIP:	2515A0 KA 0
ISIN:	US2515A0KA06

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement VV dated November 8, 2007 and the addendum thereto. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement VV dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement VV dated November 8, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507240202/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Return from -100.00% to +100.00% and assumes an Initial Level of 2044.11, an Upside Barrier of 30.50%, a Downside Barrier of 30.50% (the actual Initial Level, Upside Barrier and Downside Barrier will be determined on the Trade Date) and a Buffer Level of 15.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Index Never Closes Above the Upper Index Barrier or Below the Lower Index Barrier on any Trading Day During the Observation Period			Index Closes Above the Upper Index Barrier or Below the Lower Index Barrier on at Least One Trading Day During the Observation Period
Final Level	Index Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Security (%)	Amount of Loss at Maturity ($)	Payment at Maturity ($)	Return on Security (%)
4088.22	100.00%	N/A	N/A	N/A	$ 0.00	$1,000.00	0.00%
3577.19	75.00%	N/A	N/A	N/A	$ 0.00	$1,000.00	0.00%
3066.17	50.00%	N/A	N/A	N/A	$ 0.00	$1,000.00	0.00%
2667.57	30.50%	$305.00	$1,305.00	30.50%	$ 0.00	$1,000.00	0.00%
2350.73	15.00%	$150.00	$1,150.00	15.00%	$ 0.00	$1,000.00	0.00%
2289.40	12.00%	$120.00	$1,120.00	12.00%	$ 0.00	$1,000.00	0.00%
2207.64	8.00%	$ 80.00	$1,080.00	8.00%	$ 0.00	$1,000.00	0.00%
2125.87	4.00%	$ 40.00	$1,040.00	4.00%	$ 0.00	$1,000.00	0.00%
2044.11	0.00%	$ 0.00	$1,000.00	0.00%	$ 0.00	$1,000.00	0.00%
1962.35	-4.00%	$ 40.00	$1,040.00	4.00%	$ 0.00	$1,000.00	0.00%
1880.58	-8.00%	$ 80.00	$1,080.00	8.00%	$ 0.00	$1,000.00	0.00%
1798.82	-12.00%	$120.00	$1,120.00	12.00%	$ 0.00	$1,000.00	0.00%
1737.49	-15.00%	$150.00	$1,150.00	15.00%	$ 0.00	$1,000.00	0.00%
1635.29	-20.00%	$200.00	$1,200.00	20.00%	-$ 50.00	$ 950.00	-5.00%
1420.65	-30.50%	$305.00	$1,305.00	30.50%	-$155.00	$ 845.00	-15.50%
1022.06	-50.00%	N/A	N/A	N/A	-$350.00	$ 650.00	-35.00%
511.03	-75.00%	N/A	N/A	N/A	-$600.00	$ 400.00	-60.00%
0.00	-100.00%	N/A	N/A	N/A	-$850.00	$ 150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 12.00% from the Initial Level of 2044.11 to a Final Level of 2289.40, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,120.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +   Absolute value of ($1,000  x  [(2289.40  –  2044.11)/2044.11])  =  $1,120.00

Example 2: The level of the Index declines by 20.00% from the Initial Level of 2044.11 to a Final Level of 1635.29, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,200.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  Absolute value of ($1,000  x  [(1635.29  –  2044.11)/2044.11])  =  $1,200.00

Example 3: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately declines by 12.00% from the Initial Level of 2044.11 to a Final Level of 1798.82. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level does not exceed the Buffer Level of 15.00%, so the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000.00

Example 4: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately declines by 20.00% from the Initial Level of 2044.11 to a Final Level of 1635.29. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level exceeds the Buffer Level of 15.00%, so the investor receives a payment at maturity of $950 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  +  ((1635.29  -  2044.11)/2044.11  +  0.15)]  =  $950

Example 5: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately increases by 15.00% from the Initial Level of 2044.11 to a Final Level of 2350.73. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The Final Level is greater than the Initial Level, so the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000.00

Example 6: The level of the Index closes below the Lower Index Barrier on at least one trading day during the Observation Period and ultimately declines by 100.00% from the Initial Level of 2044.11 to a Final Level of 0. Because the level of the Index has closed below the Lower Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level exceeds the Buffer Level of 15.00%, so the investor receives a payment at maturity of $150.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  x  ((0  -  2044.11)/2044.11  +  0.15)]  =  $150.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED AND CONTINGENT UPON THE INDEX CLOSING LEVEL REMAINING WITHIN THE STATED INDEX BARRIER – At maturity you will receive the face amount of your securities plus the product of such face amount and the Absolute Index Return only if the Index never closes above the Upper Index Barrier or below Lower Index Barrier on any trading day during the Observation Period. You will not benefit from any appreciation of the Index beyond the Upper Index Barrier or any decrease of the Index below the Lower Index Barrier. If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period (i) you will not benefit from any Absolute Index Return and (ii) if the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to 85.00% of your initial investment.

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LIMITED PROTECTION AGAINST LOSS – If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the payment at maturity of the face amount of your securities will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level of 15.00%. In this case, for every 1.00% decline beyond 15.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Return of -25.00% will result in a 10.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE MSCI EAFE® INDEX – The return on the Securities is linked to the performance of the MSCI EAFE® Index. The MSCI EAFE® Index is intended to provide a performance benchmark for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. In order to maintain the representativeness of the MSCI EAFE® Index, MSCI may make structural changes to the MSCI EAFE® Index by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November. For additional information about the Index, see the information set forth under “The MSCI EAFE® Index” in this term sheet.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $150 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will not benefit from the Absolute Index Return and your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Index closing level has exceeded the Upper Index Barrier or declined below the Lower Index Barrier on any trading day during the Observation Period;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in the MSCI EAFE® Index are domiciled;

•	the expected volatility of the Index;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Because the closing prices of the component stocks underlying the Index are converted into U.S. dollars for purposes of calculating the value of the Index, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weights of the component stocks in the Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component stocks underlying the Index trade may result in an increase in the value of the Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the Index may decrease. Fluctuations in currency exchange rates can have a continuing impact on the value of the Index and may significantly decrease the value of your securities. The return on an index composed of the component stocks underlying the Index where the closing price is not converted into U.S. dollars can be significantly different than the return on the Index.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by

non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The MSCI EAFE® Index

The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. We obtained all information contained in this term sheet regarding the MSCI EAFE® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE® Index and the Component Country Indices” below.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE® Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI EAFE® Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE® Index or subtract one or more of its current component country indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE® Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE® Index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in number of shares. Additions and deletions to component securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only four dates throughout the year: as of the close of the last business day of February, May, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full component country index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for Component and non-component securities, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for component securities changes during quarterly index reviews as discussed above.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the component country indices is reflected in the MSCI EAFE® Index.

Selection of Component Securities. The selection of the component securities for each component country index is based on the following guidelines:

(i)	Define the total market;

(ii)	Sort the market by industry groups and target 60.00% for inclusion;

(iii)	Select stocks with good liquidity and free float;

(iv)	Avoid cross-ownership; and

(v)	Apply the full market capitalization weight to each stock.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the securities.

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT

PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation

If MSCI discontinues publication of the MSCI EAFE® Index or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE® Index (such index being referred to herein as a “MSCI EAFE® successor index”), then any MSCI EAFE® Index closing level will be determined by reference to the level of such MSCI EAFE® successor index at the close of trading on the relevant exchange or market for the MSCI EAFE® successor index on the Final Valuation Date or other relevant dates.

Upon any selection by the calculation agent of an MSCI EAFE® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If MSCI discontinues publication of the MSCI EAFE® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected an MSCI EAFE® successor index and publication of such MSCI EAFE® successor index is discontinued prior to and such discontinuation is continuing on the Final Valuation Date or other relevant date, then the calculation agent will determine the Index closing level for the MSCI EAFE® Index for such date. The Index closing level for the MSCI EAFE® Index will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the MSCI EAFE® Index or MSCI EAFE® successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the MSCI EAFE® Index or an MSCI EAFE® successor index, or the level thereof, is changed in a material respect, or if the MSCI EAFE® Index or an MSCI EAFE® successor index is in any other way modified so that the MSCI EAFE® Index or an MSCI EAFE® successor index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE® Index or such MSCI EAFE® successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the relevant date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EAFE® Index or such MSCI EAFE® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the MSCI EAFE® Index closing level with reference to the MSCI EAFE® Index or such MSCI EAFE® successor index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE® Index or an MSCI EAFE® successor index is modified so that the level of the MSCI EAFE® Index or such MSCI EAFE® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EAFE® Index or such MSCI EAFE® successor index), then the calculation agent will adjust its calculation of the MSCI EAFE® Index or such MSCI EAFE® successor index in order to arrive at a level of the MSCI EAFE® Index or such MSCI EAFE® successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the MSCI EAFE® Index based on the daily Index closing levels from January 1, 1998 through January 31, 2008. The Index closing level on January 31, 2008 was 2044.11.

We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level or that the Index closing levels will remain between the Lower Index Barrier and the Upper Index Barrier throughout the Observation Period. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment or that you will not lose money on the securities.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.